Exhibit 99.1

Contact:     Thomas S. Elley

205-582-1200

FIRST US BANCSHARES, INC.

REPORTS FOURTH QUARTER 2018 RESULTS

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Reports Earnings Growth Following Acquisition of The Peoples Bank

BIRMINGHAM, AL (January 28, 2019) – First US Bancshares, Inc. (Nasdaq: FUSB) (the “Company”) today announced unaudited results as of and for the fourth quarter ended December 31, 2018. Net income totaled $1.5 million, or $0.22 per diluted share, for the quarter, an improvement of $0.19 per diluted share compared to the third quarter of 2018. The improvement in earnings resulted primarily from additional earning assets acquired by the Company through the previously announced acquisition of The Peoples Bank (“TPB”). TPB was acquired by the Company and merged with the Company’s wholly-owned subsidiary, First US Bank (the “Bank”), on August 31, 2018.

“We are pleased to report significantly improved results due to our first full quarter of operations following the acquisition,” stated James F. House, President and CEO of the Company. “The fourth quarter was very active for our institution as we continued to integrate our banking teams and completed conversion of the assets and liabilities of The Peoples Bank into our core operating system. We are excited as we move into 2019 with a larger and more diverse platform from which to grow,” continued Mr. House.

For the year ended December 31, 2018, the Company’s net income totaled $2.5 million, or $0.37 per diluted share, compared to a net loss of $0.4 million, or ($0.06) per diluted share, for the year ended December 31, 2017. The 2018 full year results were positively impacted by four months of earnings following the acquisition of TPB. A table summarizing the assets acquired and liabilities assumed from TPB, along with the purchase accounting adjustments, is included in the financial tables herein. The net loss during 2017 was due to a one-time, non-cash charge of $2.5 million that resulted from the adjustment of deferred tax assets upon the enactment of the Tax Cuts and Jobs Act of 2017.

Other Fourth Quarter Financial Highlights

Growth in Net Interest Income – Net interest income increased by $1.3 million, or 15.8%, in the fourth quarter of 2018 compared to the third quarter of 2018. Compared to the fourth quarter of 2017, net interest income increased by $2.4 million, or 32.4%. Net yield on interest-earning assets increased to 5.27% during the fourth quarter of 2018, compared to 5.25% during the third quarter of 2018 and 5.09% during the fourth quarter of 2017. Net income was enhanced by accretion of discounts and premiums on loans and time deposits acquired in the TPB transaction totaling $0.4 million during the fourth quarter of 2018, compared to $0.1 million during the previous quarter.

Improvement in Asset Quality – Non-performing assets, including loans in non-accrual status and other real estate owned (OREO), decreased to $4.3 million as of December 31, 2018, compared to $5.3 million as of September 30, 2018, primarily due to the resolution during the fourth quarter of certain impaired loans acquired from TPB. As a percentage of total assets, non-performing assets totaled 0.54% as of December 31, 2018, compared to 0.66% of total assets as of September 30, 2018 and 0.96% of total assets as of December 31, 2017.

Provision for Loan and Lease Losses – The provision for loan and lease losses was $0.5 million during the fourth quarter of 2018, compared to $0.8 million during the third quarter of 2018 and $0.5 million during the fourth quarter of 2017. Provisioning decreased during the fourth quarter of 2018 in part due to reductions in loan volume at both the Bank and the Bank’s wholly-owned subsidiary, Acceptance Loan Company (“ALC”). Net loans at the Bank decreased $2.3 million during the fourth quarter, while net loans at ALC decreased by $2.7 million. The decrease in net loans at the Bank resulted primarily from the resolution of certain impaired loans acquired from TPB. At ALC, loan volume reductions resulted primarily from seasonal impacts in ALC’s indirect lending portfolio.

As of both December 31, 2018 and September 30, 2018, the allowance for loan and lease losses totaled $5.1 million, or 0.97% of gross loans outstanding, representing a decrease from 1.36% as of December 31, 2017. In accordance with generally accepted accounting principles for acquisition accounting, the loans acquired through the acquisition of TPB were recorded at fair value; accordingly, there was no allowance for loan losses associated with the acquired loan portfolio at the acquisition date. Management continues to evaluate the need for an allowance on the acquired portfolio, factoring in the remaining net discount on the loans, which totaled $1.9 million, or 1.27% of gross purchased loans, as of December 31, 2018. The allowance for loan and lease losses as a percentage of gross loans outstanding less gross purchased loans was 1.36% as of December 31, 2018.

First US Bancshares, Inc. Reports Fourth Quarter 2018 Results

January 28, 2019

Non-interest Income – Non-interest income totaled $1.2 million during the fourth quarter of 2018, compared to $2.1 million during the third quarter of 2018 and $1.3 million during the fourth quarter of 2017. During the third quarter of 2018, the Bank generated $1.0 million in pre-tax gains on the settlement of derivative contracts that were not generated during the fourth quarter of 2018.

Non-interest Expense – Non-interest expense totaled $8.4 million during the fourth quarter of 2018, compared to $9.1 million during the third quarter of 2018 and $7.4 million during the fourth quarter of 2017. The decrease in expense compared to the third quarter of 2018 resulted primarily from a decrease in acquisition-related expenses of $1.3 million, offset in part by increases in salaries and employee benefits and other expenses that netted to increased expense of $0.6 million. These increases were primarily the result of a full quarter of inclusion of TPB in operations. Comparing the fourth quarter of 2018 to the fourth quarter of 2017, non-interest expense increased by $1.0 million, primarily the result of a $0.7 million increase in salaries and employee benefits expenses due to the addition of employees from TPB, as well as merit and routine cost of living salary increases for legacy employees of the Company. In addition, acquisition-related expenses and other non-interest expense led to an increase in non-interest expense of approximately $0.2 million, comparing the fourth quarter of 2018 to the fourth quarter of 2017.

Provision for Income Taxes – The provision for income taxes totaled $0.5 million during the fourth quarter of 2018, representing an effective tax rate of 24.1% for the quarter, compared to an effective tax rate of 52.8% for the third quarter of 2018. The tax provisioning during the third and fourth quarters of 2018 was impacted by the incurrence of acquisition-related expenses, a portion of which are non-deductible under IRS regulations.

Cash Dividend – The Company declared a cash dividend of $0.02 per share on its common stock in the fourth quarter of 2018. This amount is consistent with the Company’s quarterly dividend declarations for the first, second and third quarters of 2018 and each quarter of 2017.

Regulatory Capital – As of December 31, 2018, the Bank’s common equity Tier 1 capital and Tier 1 risk-based capital ratios were each 12.62%. Its total capital ratio was 13.53%, and its Tier 1 leverage ratio was 8.96%. These ratios are lower than those reported prior to the TPB transaction due to changes in the composition of risk-weighted assets and tangible capital resulting from the acquisition. However, throughout the fourth quarter of 2018 and as of December 31, 2018, the Bank continued to maintain capital ratios at higher levels than the ratios required to be considered a “well-capitalized” institution under applicable banking regulations.

About First US Bancshares, Inc.

First US Bancshares, Inc. is a bank holding company that operates banking offices in Alabama, Tennessee and Virginia through First US Bank. In addition, the Company’s operations include Acceptance Loan Company, Inc., a consumer loan company, and FUSB Reinsurance, Inc., an underwriter of credit life and credit accident and health insurance policies sold to the Bank’s and ALC’s consumer loan customers. The Company files periodic reports with the U.S. Securities and Exchange Commission (the “SEC”). Copies of its filings may be obtained through the SEC’s website at www.sec.gov or at www.firstusbank.com. More information about the Company and the Bank may be obtained at www.firstusbank.com. The Company’s stock is traded on the Nasdaq Capital Market under the symbol “FUSB.”

First US Bancshares, Inc. Reports Fourth Quarter 2018 Results

January 28, 2019

Forward-Looking Statements

This press release contains forward-looking statements, as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. The Company undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, the Company, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of the Company’s senior management based upon current information and involve a number of risks and uncertainties. Certain factors that could affect the accuracy of such forward-looking statements are identified in the public filings made by the Company with the SEC, and forward-looking statements contained in this press release or in other public statements of the Company or its senior management should be considered in light of those factors. Specifically, with respect to statements relating to the sufficiency of the allowance for loan and lease losses, loan demand, cash flows, growth and earnings potential and expansion, these factors include, but are not limited to, the rate of growth (or lack thereof) in the economy generally and in the Bank’s and ALC’s service areas, market conditions and investment returns, the availability of quality loans in the Bank’s and ALC’s service areas, the relative strength and weakness in the consumer and commercial credit sectors and in the real estate markets and collateral values. With respect to statements relating to the Company’s acquisition of TPB, these factors include, but are not limited to, difficulties, delays and unanticipated costs in integrating the organizations’ businesses or realized expected cost savings and other benefits; business disruptions as a result of the integration of the organizations, including possible loss of customers; diversion of management time to address acquisition-related issues; and changes in asset quality and credit risk as a result of the acquisition. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

First US Bancshares, Inc. Reports Fourth Quarter 2018 Results

January 28, 2019

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA – LINKED QUARTERS

(Dollars in Thousands, Except Per Share Data)

	Quarter Ended					Year Ended
	2018				2017	2018	2017
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
			(Unaudited)			(Unaudited)
Results of Operations:
Interest income	$11,177	$9,452	$8,390	$8,119	$8,087	$37,138	$31,100
Interest expense	1,533	1,124	888	805	804	4,350	2,706
Net interest income	9,644	8,328	7,502	7,314	7,283	32,788	28,394
Provision for loan and lease losses	473	789	702	658	523	2,622	1,987

Net interest income after provision for loan and lease losses	9,171	7,539	6,800	6,656	6,760	30,166	26,407
Non-interest income	1,158	2,112	1,132	1,140	1,333	5,542	4,666
Non-interest expense	8,382	9,142	7,492	7,301	7,359	32,317	28,449

Income (loss) before income taxes	1,947	509	440	495	734	3,391	2,624
Provision for (benefit from) income taxes	470	269	81	81	2,600	901	3,035

Net income (loss)	$1,477	$240	$359	$414	$(1,866)	$2,490	$(411)

Per Share Data:
Basic net income (loss) per share	$0.23	$0.04	$0.06	$0.07	$(0.30)	$0.40	$(0.07)

Diluted net income (loss) per share	$0.22	$0.03	$0.06	$0.06	$(0.29)	$0.37	$(0.06)

Dividends declared	$0.02	$0.02	$0.02	$0.02	$0.02	$0.08	$0.08

Key Measures (Period End):
Total assets	$791,939	$802,595	$634,036	$627,319	$625,581
Tangible assets	782,627	793,038	634,036	627,319	625,581
Loans, net of allowance for loan losses	514,867	519,822	355,529	353,805	346,121
Allowance for loan losses	5,055	5,116	4,952	4,829	4,774
Investment securities, net	153,949	159,496	165,740	181,942	180,150
Total deposits	704,725	715,761	531,428	525,273	517,079
Short-term borrowings	527	192	10,366	10,298	15,594
Long-term debt	—	—	10,000	10,000	10,000
Total shareholders’ equity	79,437	77,470	75,634	75,525	76,208
Tangible common equity	70,125	67,913	75,634	75,525	76,208
Book value per common share	12.61	12.30	12.41	12.41	12.53
Tangible book value per common share	11.13	10.79	12.41	12.41	12.53
Key Ratios:
Return on average assets (annualized)	0.74%	0.14%	0.23%	0.27%	(1.18% )	0.36%	(0.07% )
Return on average common equity (annualized)	7.49%	1.25%	1.91%	2.21%	(9.38% )	3.26%	(0.52% )
Return on average tangible common equity (annualized)	8.52%	1.30%	1.91%	2.21%	(9.38% )	3.40%	(0.52% )
Net yield on interest-earning assets	5.27%	5.25%	5.31%	5.24%	5.09%	5.27%	5.08%
Efficiency ratio	77.6%	87.6%	86.8%	86.4%	85.4%	84.3%	86.1%
Net loans to deposits	73.1%	72.6%	66.9%	67.4%	66.9%
Net loans to assets	65.0%	64.8%	56.1%	56.4%	55.3%
Tangible common equity to tangible assets	8.96%	8.56%	11.93%	12.04%	12.18%
Allowance for loan losses as % of loans	0.97%	0.97%	1.37%	1.35%	1.36%
Nonperforming assets as % of total assets	0.54%	0.66%	0.61%	0.86%	0.96%

First US Bancshares, Inc. Reports Fourth Quarter 2018 Results

January 28, 2019

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

NET YIELD ON INTEREST-EARNING ASSETS

(Dollars in Thousands)

	Three Months Ended			Three Months Ended
	December 31, 2018			December 31, 2017
	Average Balance	Interest	Annualized Yield/ Rate %	Average Balance	Interest	Annualized Yield/ Rate %
ASSETS
Interest-earning assets:
Loans – Bank	$419,527	$5,606	5.30%	$252,364	$2,722	4.28%
Loans – ALC	104,353	4,478	17.02%	92,394	4,346	18.66%
Taxable investment securities	155,066	818	2.09%	177,115	828	1.85%
Non-taxable investment securities	2,203	16	2.88%	6,474	59	3.62%
Federal funds sold	6,726	38	2.24%	5,054	20	1.57%
Interest-bearing deposits in banks	38,121	221	2.30%	34,461	112	1.29%
Total interest-earning assets	725,996	11,177	6.11%	567,862	8,087	5.65%
Non-interest-earning assets:
Other assets	68,528			59,340
Total	$794,524			$627,202

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities:
Demand deposits	$165,743	$205	0.49%	$164,432	$168	0.41%
Savings deposits	167,207	407	0.97%	84,553	67	0.32%
Time deposits	265,696	920	1.37%	184,175	459	0.99%
Borrowings	521	1	0.76%	27,490	110	1.59%
Total interest-bearing liabilities	599,167	1,533	1.02%	460,650	804	0.69%
Non-interest-bearing liabilities:
Demand deposits	108,469			80,487
Other liabilities	8,613			7,105
Shareholders’ equity	78,275			78,960
Total	$794,524			$627,202

Net interest income		$9,644			$7,283
Net yield on interest-earning assets			5.27%			5.09%

First US Bancshares, Inc. Reports Fourth Quarter 2018 Results

January 28, 2019

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

NET ASSETS ACQUIRED FROM THE PEOPLES BANK

AUGUST 31, 2018

(Dollars in Thousands)

	Acquired from TPB	Fair Value Adjustments	Fair Value as of August 31, 2018
Assets Acquired:
Cash and cash equivalents	$3,085	$—	$3,085
Investment securities	5,977	—	5,977
Federal Home Loan Bank stock, at cost	565	—	565
Loans	156,772	(2,195)	154,577
Allowance for loan losses	(1,702)	1,702	—
Net loans	155,070	(493)	154,577
Premises and equipment, net	1,198	17	1,215
Other real estate owned	85	—	85
Other assets	551	(328)	223
Core deposit intangible	—	2,048	2,048
Total assets acquired	$166,531	$1,244	$167,775

Liabilities Assumed:
Deposits	140,033	342	140,375
Short-term borrowings	10,000	—	10,000
Other liabilities	437	—	437
Total liabilities assumed	150,470	342	150,812

Shareholders’ Equity Assumed:
Common stock	1,027	(1,027)	—
Surplus	5,280	(5,280)	—
Accumulated other comprehensive income, net of tax	17	(17)	—
Retained earnings	9,737	(9,737)	—
Total shareholders’ equity assumed	16,061	(16,061)	—

Total liabilities and shareholders’ equity assumed	$166,531	$(15,719)	$150,812

	Net assets acquired		$16,963
	Purchase price		24,398
	Goodwill		$7,435

Fair Value Adjustments and Resulting Changes to Goodwill

The acquisition of TPB was accounted for using the purchase method of accounting in accordance with ASC 805, Business Combinations. Assets acquired, liabilities assumed and consideration exchanged were recorded at their respective acquisition date fair values. Due to the significant judgments regarding the methods and assumptions used in the determination, fair values are preliminary and subject to refinement for up to one year after the closing date of the acquisition as additional information regarding the closing date fair values becomes available. During the fourth quarter of 2018, certain refinements were made to loan and deferred tax valuations that resulted in a net reduction to goodwill of approximately $0.1 million.

First US Bancshares, Inc. Reports Fourth Quarter 2018 Results

January 28, 2019

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands, Except Per Share Data)

	December 31,	December 31,
	2018	2017
	(Unaudited)
ASSETS
Cash and due from banks	$9,796	$7,577
Interest-bearing deposits in banks	39,803	19,547
Total cash and cash equivalents	49,599	27,124
Federal funds sold	8,354	15,000
Investment securities available-for-sale, at fair value	132,487	153,871
Investment securities held-to-maturity, at amortized cost	21,462	26,279
Federal Home Loan Bank stock, at cost	703	1,609
Loans and leases, net of allowance for loan and lease losses of $5,055 and $4,774, respectively	514,867	346,121
Premises and equipment, net	27,643	26,433
Cash surrender value of bank-owned life insurance	15,237	14,923
Accrued interest receivable	2,816	2,057
Goodwill and core deposit intangible, net	9,312	—
Other real estate owned	1,505	3,792
Other assets	7,954	8,372
Total assets	$791,939	$625,581

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$704,725	$517,079
Accrued interest expense	424	381
Other liabilities	6,826	6,319
Short-term borrowings	527	15,594
Long-term debt	—	10,000
Total liabilities	712,502	549,373

Shareholders’ equity:
Common stock, par value $0.01 per share, 10,000,000 shares authorized; 7,562,264 and 7,345,946 shares issued, respectively; 6,298,062 and 6,081,744 shares outstanding, respectively	75	73
Surplus	13,496	10,755
Accumulated other comprehensive income (loss), net of tax	(2,377)	(868)
Retained earnings	88,668	86,673
Less treasury stock: 1,264,202 shares at cost	(20,414)	(20,414)
Noncontrolling interest	(11)	(11)
Total shareholders’ equity	79,437	76,208

Total liabilities and shareholders’ equity	$791,939	$625,581

First US Bancshares, Inc. Reports Fourth Quarter 2018 Results

January 28, 2019

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)
Interest income:
Interest and fees on loans	$10,084	$7,068	$32,899	$26,996
Interest on investment securities	1,093	1,019	4,239	4,104
Total interest income	11,177	8,087	37,138	31,100

Interest expense:
Interest on deposits	1,532	694	4,151	2,407
Interest on borrowings	1	110	199	299
Total interest expense	1,533	804	4,350	2,706

Net interest income	9,644	7,283	32,788	28,394

Provision for loan and lease losses	473	523	2,622	1,987

Net interest income after provision for loan and lease losses	9,171	6,760	30,166	26,407

Non-interest income:
Service and other charges on deposit accounts	495	474	1,895	1,880
Credit insurance income	117	256	633	715
Net gain on sales and prepayments of investment securities	13	1	118	229
Net gain on settlement of derivative contracts	—	—	981	—
Mortgage fees from secondary market	118	64	507	211
Other income, net	415	538	1,408	1,631
Total non-interest income	1,158	1,333	5,542	4,666

Non-interest expense:
Salaries and employee benefits	5,028	4,326	18,771	17,374
Net occupancy and equipment	864	888	3,609	3,164
Computer services	363	348	1,300	1,384
Fees for professional services	250	163	1,031	813
Acquisition expenses	149	—	1,641	—
Other expense	1,728	1,634	5,965	5,714
Total non-interest expense	8,382	7,359	32,317	28,449

Income before income taxes	1,947	734	3,391	2,624
Provision for income taxes	470	2,600	901	3,035
Net income	$1,477	$(1,866)	$2,490	$(411)
Basic net income per share	$0.23	$(0.30)	$0.40	$(0.07)
Diluted net income per share	$0.22	$(0.29)	$0.37	$(0.06)
Dividends per share	$0.02	$0.02	$0.08	$0.08

First US Bancshares, Inc. Reports Fourth Quarter 2018 Results

January 28, 2019

Non-GAAP Financial Measures

In addition to the financial results presented in this press release that have been prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company’s management believes that certain non-GAAP financial measures and ratios are beneficial to the reader. These non-GAAP measures have been provided to enhance overall understanding of the Company’s current financial performance and position. Management believes that these presentations provide meaningful comparisons of financial performance and position in various periods and can be used as a supplement to the GAAP-based measures presented in this press release. The non-GAAP financial results presented should not be considered a substitute for the GAAP-based results. Management believes that both GAAP measures of the Company’s financial performance and the respective non-GAAP measures should be considered together.

The non-GAAP measures and ratios that have been provided in this press release include measures of operating income, tangible assets and equity, and certain ratios that include tangible assets and equity. Discussion of these measures and ratios is included below, along with reconciliations of each relevant non-GAAP measure to GAAP-based measures included in the financial statements previously presented in the press release.

Operating Income

Operating income is a non-GAAP financial measure that adjusts net income for the following non-operating items:

●	Provision for (benefit from) income taxes
●	Gains (losses) on sales and prepayments of investment securities
●	Gains (losses) on settlements of derivative contracts
●	Gains (losses) on sales of foreclosed real estate
●	Provision for loan and lease losses
●	Acquisition expenses
●	Accretion of discount on purchased loans
●	Accretion of premium on purchased time deposits
●	Amortization of core deposit intangible asset

A reconciliation of the Company’s net income to its operating income for each of the most recent five quarters as of December 31, 2018 is set forth below. A limitation of the non-GAAP financial measures presented below is that the adjustments include gains, losses or expenses that the Company does not expect to continue to recognize at a consistent level in the future; the adjustments of these items should not be construed as an inference that these gains, losses or expenses are unusual, infrequent or nonrecurring.

First US Bancshares, Inc. Reports Fourth Quarter 2018 Results

January 28, 2019

	Quarter Ended (Dollars in Thousands)
	2018				2017
	December 31,	September 30,	June 30,	March 31,	December 31,
	(Unaudited)

Net income (loss)	$1,477	$240	$359	$414	$(1,866)
Add back:
Provision for (benefit from) income taxes	470	269	81	81	2,600
Income before income taxes	1,947	509	440	495	734
Add back (subtract) adjustments to net interest income:
Accretion of discount on purchased loans	(249)	(77)	—	—	—
Accretion of premium on purchased time deposits	(129)	(59)	—	—	—
Net adjustments to net interest income	(378)	(136)	—	—	—
Add back (subtract) non-interest adjustments:
Net gain on sales and prepayments of investment securities	(13)	—	(102)	(3)	(1)
Net gain on settlement of derivative contracts	—	(981)	—	—	—
Net loss (gain) on sales of foreclosed real estate	65	(79)	152	(51)	27
Provision for loan and lease losses	473	789	702	658	523
Amortization of core deposit intangible	128	43	—	—	—
Acquisition expenses	149	1,492	—	—	—
Net non-interest adjustments	802	1,264	752	604	549
Operating income	$2,371	$1,637	$1,192	$1,099	$1,283

Tangible Balances and Measures

In addition to capital ratios defined by GAAP and banking regulators, the Company utilizes various tangible common equity measures when evaluating capital utilization and adequacy. These measures, which are presented in the financial tables in this press release, may also include calculations of tangible assets. As defined by the Company, tangible common equity represents shareholders’ equity less goodwill and identifiable intangible assets, while tangible assets represent total assets less goodwill and identifiable intangible assets.

Management believes that the measures of tangible equity are important because they reflect the level of capital available to withstand unexpected market conditions. In addition, presentation of these measures allows readers to compare certain aspects of the Company’s capitalization to other organizations. In management’s experience, many stock analysts use tangible common equity measures in conjunction with more traditional bank capital ratios to compare capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets that typically result from the use of the purchase accounting method in accounting for mergers and acquisitions.

These calculations are intended to complement the capital ratios defined by GAAP and banking regulators. Because GAAP does not include these measures, management believes that there are no comparable GAAP financial measures to the tangible common equity ratios that the Company utilizes. Despite the importance of these measures to the Company, there are no standardized definitions for the measures, and, therefore, the Company’s calculations may not be comparable with other organizations. In addition, there may be limits to the usefulness of these measures to investors. Accordingly, management encourages readers to consider the Company’s consolidated financial statements in their entirety and not to rely on any single financial measure. The table below reconciles the Company’s calculations of these measures to amounts reported in accordance with GAAP.

First US Bancshares, Inc. Reports Fourth Quarter 2018 Results

January 28, 2019

		Quarter Ended					Twelve Months Ended
		2018				2017	2018	2017
		December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
		(Dollars in Thousands, Except Per Share Data)
		(Unaudited)

TANGIBLE BALANCES
Total assets		$791,939	$802,595	$634,036	$627,319	$625,581
Less: Goodwill		7,435	7,552	—	—	—
Less: Core deposit intangible		1,877	2,005	—	—	—

Tangible assets	(a)	$782,627	$793,038	$634,036	$627,319	$625,581

Total shareholders’ equity		$79,437	$77,470	$75,634	$75,525	$76,208
Less: Goodwill		7,435	7,552	—	—	—
Less: Core deposit intangible		1,877	2,005	—	—	—

Tangible common equity	(b)	$70,125	$67,913	$75,634	$75,525	$76,208

Average shareholders’ equity		$78,275	$76,303	$75,447	$75,824	$78,960	$76,468	$78,268
Less: Average goodwill		7,551	2,517	—	—	—	2,548	—
Less: Average core deposit intangible		1,960	676	—	—	—	659	—

Average tangible shareholders’ equity	(c)	$68,764	$73,110	$75,447	$75,824	$78,960	$73,261	$78,268

Net income	(d)	$1,477	$240	$359	$414	$(1,866)	$2,490	$(411)
Common shares outstanding	(e)	6,298	6,297	6,092	6,087	6,082

TANGIBLE MEASUREMENTS
Tangible book value per common share	(b)/(e)	$11.13	$10.79	$12.41	$12.41	$12.53

Tangible common equity to tangible assets	(b)/(a)	8.96%	8.56%	11.93%	12.04%	12.18%
Return on average tangible common equity (annualized)	(1)	8.52%	1.30%	1.91%	2.21%	(9.38% )	3.40%	(0.52%	)

(1)	Calculation = ((net income (d) / number of days in period) * number of days in year) / average tangible shareholders’ equity (c)